Exhibit 99.3

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

INFINITY REPORTS UPDATED PHASE 1 DATA SHOWING ENCOURAGING CLINICAL ACTIVITY OF IPI-145 IN CHRONIC LYMPHOCYTIC LEUKEMIA AND T-CELL LYMPHOMA AT ASH ANNUAL MEETING

– IPI-145 Monotherapy Highly Active in Relapsed/Refractory Patients; Initial Activity Observed

in Treatment-Naïve Patients; IPI-145 Generally Well Tolerated –

– Data Support DUO, Infinity’s Phase 3 Study in

Chronic Lymphocytic Leukemia, Now Enrolling Patients –

– Data in Patients with T-Cell Lymphoma Suggest Broad Potential of IPI-145 in Blood Cancers –

New Orleans, La. – December 8, 2013 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced updated data from a Phase 1 study of IPI-145, its oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, in patients with chronic lymphocytic leukemia (CLL), a potentially fatal hematologic malignancy (blood cancer). Data from the study showed that IPI-145 was highly active in patients with relapsed/refractory CLL, with a nodal response rate of 89 percent and an overall response rate of 48 percent as defined by the International Workshop on Chronic Lymphocytic Leukemia (IWCLL) criteria1, including one complete response and 12 partial responses, among patients receiving IPI-145 at doses ≤ 25 mg twice daily (BID). Onset of activity was rapid, with the majority of responses occurring in less than two months. These data, along with safety data showing that IPI-145 was generally well tolerated, support DUO, Infinity’s Phase 3 registration study of IPI-145 in patients with relapsed/refractory CLL, which is now enrolling patients.

Additionally, data from this Phase 1 study showed that IPI-145 is active in other blood cancers, including advanced T-cell lymphomas. Treatment with IPI-145 in patients with T-cell lymphomas led to an overall response rate of 38 percent, including one complete response and nine partial responses. Among the subset of patients with peripheral T-cell lymphoma (PTCL), IPI-145 led to an overall response rate of 50 percent, including one complete response and five partial responses. These Phase 1 data in CLL and T-cell lymphoma, as well as in indolent non-Hodgkin lymphoma (iNHL), were highlighted during the 55th Annual Meeting of the American Society of Hematology Clinical Oncology (ASHHHH) press program this morning and will be presented by Ian Flinn, M.D., Ph.D., director, hematologic malignancies research, Sarah Cannon Research Institute, and a lead investigator for the Phase 1 trial, on Monday, December 9, 2013, at 5:30 p.m. CT (6:30 p.m. ET) in Room 295-296 at the Ernest N. Morial Convention Center in New Orleans, Louisiana.

“The data from this ongoing Phase 1 study of IPI-145 are promising and show that IPI-145 was clinically active and generally well tolerated in patients with relapsed/refractory CLL, including a median time to response of less than two months,” commented Dr. Flinn. “I’m particularly encouraged by both the complete response and the high nodal response rate observed in this patient population. Emerging, targeted therapies such as IPI-145 have the potential to transform the standard of care for CLL.”

Based on the Phase 1 data reported to date, Infinity is now enrolling patients in DUO, a Phase 3 study of IPI-145 in patients with CLL. This randomized study is designed to evaluate the safety and efficacy of IPI-145 dosed at 25 mg BID compared to ofatumumab in approximately 300 patients with relapsed or refractory CLL. The primary endpoint of the study is progression-free survival.

IPI-145 Data in Patients with CLL

The presentation, “Preliminary safety and efficacy of IPI-145, a potent inhibitor of phosphoinositide-3-kinase-d,g, in patients with chronic lymphocytic leukemia” (Abstract #677), included 67 patients evaluable for safety and 47 evaluable for clinical activity. Among the 67 patients enrolled in the study, 52 had advanced disease and had progressed during or were refractory to, intolerant of, or ineligible for established therapy. An additional 15 treatment-naïve patients were enrolled who were age 65 or over or high-risk, defined as having 17p deletions or p53 mutations.

Clinical Activity

Updated data from the ongoing Phase 1 study showed that IPI-145 is clinically active in patients with relapsed/refractory CLL. Treatment with IPI-145 at doses ≤ 25 mg BID in patients with relapsed/refractory CLL led to a nodal response rate of 89 percent and an overall response rate of

48 percent as defined by the International Workshop on Chronic Lymphocytic Leukemia (IWCLL) criteria1, including one complete response and 12 partial responses among 27 patients evaluable for response. The median time to response was less than two months. Seventy-five percent of patients (six of eight) treated for 12 months or longer remain progression-free on treatment.

Among 12 patients evaluable with 17p deletions or p53mutations who received IPI-145 at doses ≤ 25 mg BID, there were six partial responses, five patients with stable disease, and one disease progression due to Richter transformation. Patients with CLL with 17p deletions or p53 mutations generally have a poor response to chemotherapy and worse prognosis.2

Preliminary data in treatment-naïve patients showed a reduction in adenopathy in all six patients. Three of these six patients had nodal responses, including nodal responses in two patients with p53 mutations.

Safety

Data showed that IPI-145 was generally well tolerated, with a safety profile consistent with co-morbidities seen in patients with advanced hematologic malignancies. The majority of side effects were low-grade and/or asymptomatic. The most common ≥ Grade 3 side effects in patients with relapsed/refractory CLL were neutropenia (30 percent), anemia (12 percent), diarrhea (six percent) and increases in ALT/AST (two liver enzymes) (six percent). Fewer side effects were observed in treatment-naïve patients, which is consistent with the co-morbidities of patients with less advanced disease.

Other Data for IPI-145 Presented at ASH

In a press release issued yesterday, Infinity reported updated Phase 1 data in patients with iNHL which showed that IPI-145 was clinically active, with an overall response rate of 73 percent, including three complete responses, among patients receiving IPI-145 at doses ≤ 25 mg twice daily (BID). Additionally, translational data showed that IPI-145 effects key signaling molecules in the tumor microenvironment, providing a potential mechanistic rationale for the clinical activity of IPI-145 observed in patients with iNHL and CLL.

In a second press release issued yesterday, Infinity reported preclinical data in models of aggressive non-Hodgkin lymphoma (aNHL) and T-cell acute lymphoblastic leukemia (T-ALL). Additionally, early Phase 1 clinical data in patients with advanced aNHL were reported, with reductions in adenopathy (decrease in the size of lymph nodes) observed in patients with diffuse large B-cell lymphoma (DLBCL) and Richter transformation, as well as a partial response in a patient with transformed follicular lymphoma.

Copies of the research presented at ASH will be available in the Publications Archive on Infinity’s website http://www.infi.com/product-candidates-publications.asp.

About the Development of IPI-145 for the Treatment of Blood Cancers

Infinity is developing IPI-145, an oral inhibitor of Class I PI3K-delta,gamma. The PI3Ks are a family of enzymes involved in multiple cellular functions, including cell proliferation and survival, cell differentiation, cell migration and immunity. The PI3K-delta,gamma isoforms are preferentially expressed in leukocytes (white blood cells), where they have distinct and mostly non-overlapping roles in immune cell development and function. Targeting PI3K-delta and PI3K-gamma may provide multiple opportunities to develop differentiated therapies for the treatment of hematologic malignancies as well as inflammatory diseases.

Infinity has launched DUETTS, a worldwide investigation of IPI-145 in blood cancers. As part of the DUETTS program, Infinity is currently enrolling patients in DYNAMO, a Phase 2 monotherapy study designed to evaluate the safety and efficacy of IPI-145 in patients with refractory indolent non-Hodgkin lymphoma (iNHL) (ClinicalTrials.gov Identifier NCT01882803), and DUO, a Phase 3 monotherapy study designed to evaluate the safety and efficacy of IPI-145 in patients with relapsed/refractory chronic lymphocytic leukemia (CLL) (NCT02004522).

An investigator-sponsored Phase 1b, open-label study of IPI-145 in patients with B-cell NHL, CLL and T-cell lymphoma in combination with rituximab (a monoclonal antibody therapy), bendamustine (a chemotherapy) or both rituximab and bendamustine is also open for enrollment (NCT01871675).

Additionally, a Phase 1 study of IPI-145 in patients with advanced blood cancers is ongoing (NCT01476657).

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s expectations about: its ability to execute on its strategic plans; the therapeutic potential of PI3K inhibition and IPI-145; and the potential rationale of investigating

IPI-145 in additional indications and combinations therapies. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 7, 2013, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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[1]	Halleck M et al. (2008) Guidelines for the diagnosis and treatment of chronic lymphocytic leukemia: A report from the International Workshop on Chronic Lymphocytic Leukemia updating the National Cancer Institute – Working Group 1996 Guidelines. Blood 111: 5446-5456.
[2]	Grever et al. (2007) Comprehensive assessment of genetic and molecular features predicting outcome in patients with chronic lymphocytic leukemia: Results from the US intergroup phase III trial E2997. J Clin Oncol 25:799-804.